Exhibit 99.4

Capitol Acquisition Corp. III

Completes $325 Million Initial Public Offering

Washington, D.C., October 20, 2015 – Capitol Acquisition Corp. III (NASDAQ: CLACU) (the “Company”), an acquisition vehicle formed by investor Mark D. Ein, announced that it has completed its initial public offering of 32,500,000 units, including 2,500,000 units subject to the underwriters’ over-allotment option, with the offering raising aggregate gross proceeds of $325,000,000. Each unit consists of one share of common stock and one half of one warrant, each whole warrant to purchase one share of common stock at a price of $11.50.

Capitol Acquisition Corp. III was formed for the purpose of acquiring through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Capitol Acquisition Corp. III is led by Chairman and Chief Executive Officer Mark D. Ein and President and Chief Financial Officer L. Dyson Dryden.

$325,000,000 of the proceeds received from this offering and a simultaneous private sale of warrants to the Company’s sponsors and officers and directors will be deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

An audited balance sheet as of October 19, 2015 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 13, 2015. The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Email: batprospectusdept@citi.com, Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com or Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Acquisition Corp. III

(646) 661-2002

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